UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported): April 9, 2009

Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	(262) 636-1200
_____________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2009, the Officer Nomination and Compensation Committee (the “ONC Committee”) of Modine Manufacturing Company’s (“Modine” or the “Company”) Board of Directors determined that none of the 13 members of the Company’s Executive Council would be entitled to any cash bonus amount under the Modine Management Incentive Plan that may be payable for the fiscal year ended March 31, 2009.  The Executive Council is comprised of the Company’s executive officers (including its Named Executive Officers), non-executive officers and other key personnel.  At that same meeting, the ONC Committee approved a retention plan for the current members of the Executive Council.  Under the retention plan, each current member of the Executive Council who is in the employ of the Company on the date of payment would be paid one-third of his/her April 1, 2009 base salary in December 2009, October 2010 and April 2011.  Payments under the above-described retention plan will not, in the aggregate, exceed $3.2 million.  In the event that a member of the Executive Council voluntarily terminates employment with the Company prior to April 2011, such individual will be contractually obligated to return all sums paid by the Company to such individual pursuant to the above-described retention plan.

Thomas A. Burke, the Company’s President and Chief Executive Officer, has declined, with the support of the Board of Directors, to participate in the retention plan described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By:	/s/ Thomas A. Burke
Thomas A. Burke President and Chief Executive Officer

Date:  April 15, 2009